UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

LDR Holding Corporation

(Name of Issuer)

$0.001 par value common stock

(Title of Class of Securities)

50185U105

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 50185U105	Page 2 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). EIN 26-0020271
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

SCHEDULE 13G

CUSIP No. 50185U105	Page 3 of 19 Pages

1.	Names of Reporting Persons. THP Affiliates Fund, LLC I.R.S. Identification Nos. of above persons (entities only). EIN 20-4694471
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G

CUSIP No. 50185U105	Page 4 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners Investment Management, LLC I.R.S. Identification Nos. of above persons (entities only). EIN 26-0020339
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G

CUSIP No. 50185U105	Page 5 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners SBIC, L.P. I.R.S. Identification Nos. of above persons (entities only). EIN 56-2393856
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

SCHEDULE 13G

CUSIP No. 50185U105	Page 6 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners SBIC, LLC I.R.S. Identification Nos. of above persons (entities only). EIN 56-2393852
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G

CUSIP No. 50185U105	Page 7 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners II, LP I.R.S. Identification Nos. of above persons (entities only). EIN 20-2608235
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

SCHEDULE 13G

CUSIP No. 50185U105	Page 8 of 19 Pages

1.	Names of Reporting Persons. THP II Affiliates Fund, LLC I.R.S. Identification Nos. of above persons (entities only). EIN 20-4136474
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G

CUSIP No. 50185U105	Page 9 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners II Investment Management, LLC I.R.S. Identification Nos. of above persons (entities only). EIN 20-2608222
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G

CUSIP No. 50185U105	Page 10 of 19 Pages

1.	Names of Reporting Persons. Telegraph Hill Partners Management Company, LLC I.R.S. Identification Nos. of above persons (entities only). EIN 26-0020330
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G

CUSIP No. 50185U105	Page 11 of 19 Pages

1.	Names of Reporting Persons. Robert G. Shepler I.R.S. Identification Nos. of above persons (entities only).
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,000 (See Item 4)
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 10,000 (See Item 4)
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000 (See Item 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0% (See Item 4)
12.	Type of Reporting Person (See Instructions) IN

SCHEDULE 13G

CUSIP No. 50185U105	Page 12 of 19 Pages

1.	Names of Reporting Persons. J. Matthew Mackowski I.R.S. Identification Nos. of above persons (entities only).
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,000 (See Item 4)
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 10,000 (See Item 4)
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000 (See Item 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0% (See Item 4)
12.	Type of Reporting Person (See Instructions) IN

SCHEDULE 13G

CUSIP No. 50185U105	Page 13 of 19 Pages

1.	Names of Reporting Persons. Thomas A. Raffin I.R.S. Identification Nos. of above persons (entities only).
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

SCHEDULE 13G

CUSIP No. 50185U105	Page 14 of 19 Pages

1.	Names of Reporting Persons. Deval A. Lashkari I.R.S. Identification Nos. of above persons (entities only).
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

Item 1.

(a)	Name of Issuer:

LDR Holding Corporation (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

13785 Research Boulevard, Suite 200

Austin, Texas 78750

Item 2.

(a)	Name of Person(s) Filing:

This statement on Schedule 13G is filed by Telegraph Hill Partners, L.P. (“THP I”), THP Affiliates Fund, LLC (“THP I AFF”), Telegraph Hill Partners Investment Management, LLC (“THP I IM”), Telegraph Hill Partners SBIC, L.P.(“THP SBIC”), Telegraph Hill Partners SBIC, LLC (“THP SBIC GP”), Telegraph Hill Partners II, L.P. (“THP II”), THP II Affiliates Fund, LLC (“THP II AFF”), Telegraph Hill Partners II Investment Management, LLC (“THP II IM”), Telegraph Hill Partners Management Company, LLC (“THPMC”), Robert G. Shepler (“Shepler”), J. Matthew Mackowski (“Mackowski”), Deval A. Lashkari (“Lashkari”), and Thomas A. Raffin (“Raffin”, together with THP I, THP I AFF, THP I IM, THP SBIC, THP SBIC GP, THP II, THP II AFF, THP II IM, THPMC, Shepler, Mackowski, and Lashkari, collectively, the “Reporting Persons” ).

(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is 360 Post Street, Suite 601, San Francisco, CA 94108.

(c)	Citizenship:

THP I	Delaware
THP I AFF	Delaware
THP I IM	Delaware
THP SBIC	Delaware
THP SBIC GP	Delaware
THP II	Delaware
THP II AFF	Delaware
THP II IM	Delaware
THPMC	Delaware
Robert G. Shepler	U.S. Citizen
J. Matthew Mackowski	U.S. Citizen
Thomas A. Raffin	U.S. Citizen
Deval A. Lashkari	U.S. Citizen

(d)	Title of Class of Securities:

common stock, $0.001 par value per share (the “Common Stock”)

(e)	CUSIP Number: 50185U105

15

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Reporting Persons (1)	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
THP I	0	0	0	0	0	0	0.0%
THP I AFF	0	0	0	0	0	0	0.0%
THP I IM	0	0	0	0	0	0	0.0%
THP SBIC	0	0	0	0	0	0	0.0%
THP SBIC GP	0	0	0	0	0	0	0.0%
THP II	0	0	0	0	0	0	0.0%
THP II AFF	0	0	0	0	0	0	0.0%
THP II IM	0	0	0	0	0	0	0.0%
THPMC	0	0	0	0	0	0	0.0%
Robert G. Shepler	0	10,000	0	10,000	0	10,000	0.0%
J. Matthew Mackowski	0	10,000	0	10,000	0	10,000	0.0%
Thomas A. Raffin	0	0	0	0	0	0	0.0%
Deval A. Lashkari	0	0	0	0	0	0	0.0%

(1)	THPMC is the manager of THP I IM, which serves as the general partner of THP I and the manager of THP I AFF and has voting and investment control over the shares held by THP I and THP I AFF and is deemed to beneficially own those shares although it owns no shares directly. THP SBIC GP serves as the general partner of THP SBIC and has voting and investment control over the shares held by THP SBIC and is deemed to beneficially own those shares although it owns no shares directly. THPMC is the manager of THP II IM, which serves as the general partner of THP II and the manager of THP II AFF and has voting and investment control over the shares held by THP II and THP II AFF and is deemed to beneficially own those shares although it owns no shares directly.

Messrs. Shepler, Mackowski, Raffin and Lashkari are managers of each of THP SBIC GP and THPMC and, as such, share voting and dispositive power over the shares held by THP I, THP I AFF, THP SBIC, THP II, and THP II AFF and may be deemed to own beneficially the shares held by THP I, THP I AFF, THP SBIC, THP II, and THP II AFF.

The shares beneficially owned by Mr. Shepler are held by a trust of which Mr. Shepler is the sole trustee. The shares beneficially owned by Mr. Mackowski are held by a trust of which Mr. Mackowski is the sole trustee.

No other Reporting Person beneficially owns any shares that are beneficially owned by Mr. Shepler and Mr. Mackowski.

(2)	This percentage is calculated based upon 29,045,256 shares of Common Stock outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 11, 2015.

16

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

17

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

Telegraph Hill Partners, L.P.
By:	Telegraph Hill Partners Investment Management, LLC
Its:	General Partner
By:	Telegraph Hill Partners Management Company LLC
Its:	Manager

By:	/s/ Robert G. Shepler
Manager

THP Affiliates Fund, LLC
By:	Telegraph Hill Partners Investment Management, LLC
Its:	Manager
By:	Telegraph Hill Partners Management Company LLC
Its:	Manager

By:	/s/ Robert G. Shepler
Manager

Telegraph Hill Partners Investment Management, LLC
By:	Telegraph Hill Partners Management Company LLC
Its:	Manager

By:	/s/ Robert G. Shepler
Manager

Telegraph Hill Partners SBIC, L.P.
By: Telegraph Hill Partners SBIC, LLC
Its:	General Partner

By:	/s/ Robert G. Shepler
Manager

Telegraph Hill Partners SBIC, LLC

By:	/s/ Robert G. Shepler
Manager

Telegraph Hill Partners II, L.P.
By:	Telegraph Hill Partners II Investment Management, LLC
Its:	General Partner
By:	Telegraph Hill Partners Management Company LLC
Its:	Manager

By:	/s/ Robert G. Shepler
Manager

THP II Affiliates Fund, LLC
By:	Telegraph Hill Partners II Investment Management, LLC
Its:	Manager
By:	Telegraph Hill Partners Management Company LLC
Its:	Manager

By:	/s/ Robert G. Shepler
Manager

Telegraph Hill Partners II Investment Management, LLC
By:	Telegraph Hill Partners Management Company LLC

By:	/s/ Robert G. Shepler
Manager

Telegraph Hill Partners Management Company, LLC

By:	/s/ Robert G. Shepler
Manager

/s/ Robert G. Shepler
Robert G. Shepler

/s/ J. Matthew Mackowski
J. Matthew Mackowski

/s/ Thomas A. Raffin
Thomas A. Raffin

/s/ Deval A. Lashkari
Deval A. Lashkari